EXHIBIT 10.126

NANCY E. KATZ

4307 Quail Run Place

Danville, CA 94506

February 14, 2003

Calypte Biomedical Corporation

1265 Harbor Bay Parkway

Alameda, CA 94502

Gentlemen:

Under my October 31, 2002 Employment Agreement Calypte was to grant me 4,400,000 fully vested stock options at $0.08 per share. These options were exercisable for a period of 5 years from October 31, 2002. Further, Calypte would provide cost-free piggyback rights and use its best efforts to register the underlying shares by approximately the end of February (120 days.). We had previously agreed to grant and register these options following the 2001 Shareholders’ Meeting that was to be held in February 2003.

Calypte now seeks to delay the granting and registration of these shares to coincide with the new schedule for an annual shareholders’ meeting covering 2001 and 2002. This is expected to take place in May 2003. I agree to postpone my right to the granting of these shares until that annual meeting occurs, whether in May or otherwise. In return Calypte agrees to register these shares under the 2000 Equity Incentive Plan at a price of $0.05 per share. These options will continue to be fully vested and be exercisable for a period of 5 years from the date of grant.

In the further event that the Company does not issue the aforesaid options, then in that event, the Company will make payment to me of the value of the options within two (2) years from the date hereof.

Very truly yours,

/s/ Nancy E. Katz
NANCY E. KATZ

AGREED TO:

CALYPTE BIOMEDICAL CORPORATION

By:	/s/ Anthony J Cataldo